UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

CBL & ASSOCIATES PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12494	62-1545718
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2030 Hamilton Place Blvd., Suite 500, Chattanooga, TN 37421-6000

(Address of principal executive office, including zip code)

423-855-0001

(Registrant's telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), please check the following box. [x]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(d), please check the following box.  [  ]

Securities Act registration statement file number to which this form relates: N/A
Securities to be registered pursuant to Section 12(b) of the Act:
Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Stock, par value $0.001	New York Stock Exchange
Securities to be registered pursuant to Section 12(g) of the Act:
N/A (Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered

General

As previously disclosed, beginning on November 1, 2020, CBL & Associates Properties, Inc. (the “REIT”), CBL & Associates Limited Partnership (the “Operating Partnership”), the majority owned subsidiary of the REIT (collectively, the Operating Partnership and the REIT are referred to as the “Company”), and certain of its direct and indirect subsidiaries (collectively, the “Debtors”) filed voluntary petitions (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the Bankruptcy Court for the Southern District of Texas (the “Court”).

On August 11, 2021, the Court entered an order, Docket No. 1397 (the “Confirmation Order”) confirming the proposed Third Amended Joint Chapter 11 Plan of CBL & Associates Properties, Inc. and its Affiliated Debtors (With Technical Modifications) (the “Plan”), which provides for the reorganization of the Company and certain subsidiaries, a copy of which Confirmation Order was included as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on August 12, 2021 and which is incorporated herein by reference.

On November 1, 2021 (the “Effective Date”), the Company satisfied the conditions of the Confirmation Order and the Plan became effective.

Pursuant to the Plan, on the Effective Date, all shares of the REIT’s common stock, par value $0.01 per share (the “Old Common Stock”), issued and outstanding immediately before the Effective Date were cancelled. This Registration Statement registers under Section 12(b) of the Securities Exchange Act of 1934, as amended, the REIT’s new Common Stock, par value $0.001 per share (the “New Common Stock”), shares of which were issued on the Effective Date pursuant to the Plan. The New Common Stock has been approved for trading on the New York Stock Exchange beginning on November 2, 2021 under the symbol “CBL.” The transfer agent and registrar for the New Common Stock is Computershare Inc., a Delaware corporation.

Also on the Effective Date, as part of the transactions undertaken pursuant to the Plan, the REIT adopted and filed a Second Amended and Restated Certificate of Incorporation (the “Amended and Restated COI”) with the office of the Secretary of State of the State of Delaware and adopted the Fourth Amended and Restated Bylaws of the REIT (the “Amended and Restated Bylaws”). The Amended and Restated COI and Amended and Restated Bylaws were included as Exhibits 3.1 and 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 2, 2021 and is incorporated herein by reference.

Also on the Effective Date, as part of the transactions undertaken pursuant to the Plan, the REIT entered into the registration rights agreement (the “Registration Rights Agreement”) with certain parties who received New Common Stock on the Effective Date. The Registration Rights Agreement was included as Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on November 2, 2021 and is incorporated herein by reference.

The Company hereby incorporates by reference herein the description of the securities to be registered hereunder set forth under the headings “Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year” and “Registration Rights Agreement” in the Company’s Current Report on Form 8-K filed with the SEC on November 2, 2021. Such description of the changes to the New Common Stock amends and replaces in its entirety the description of the Old Common Stock set forth in the Registration Statement on Form 8-A, filed with the SEC on October 25, 1993. The description of the Registration Rights Agreement, Amended and Restated COI and Amended and Restated Bylaws incorporated by reference herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, Amended and Restated COI and Amended and Restated Bylaws incorporated by reference herein.

Item 2.	Exhibits

Pursuant to the Instructions as to Exhibits with respect to Form 8-A, the following exhibits are being filed with the Commission in connection with this Registration Statement on Form 8-A:

Exhibit Number	Description
2.1

Findings of Fact, Conclusions of Law, and Order (I) Confirming Third Amended Joint Chapter 11 Plan of CBL & Associates Properties, Inc. and Its Affiliated Debtors and (II) Granting Related Relief, dated August 11, 2021. (filed as Exhibit 2.1 to CBL & Associates Properties, Inc. Current Report on Form 8-K filed on August 12, 2021).

3.1	Second Amended & Restated Certificate of Incorporation of the REIT (filed as Exhibit 3.1 to CBL & Associates Properties, Inc. Current Report on Form 8-K filed on November 2, 2021).
3.2	Fourth Amended and Restated Bylaws of the REIT (filed as Exhibit 3.2 to CBL & Associates Properties, Inc. Current Report on Form 8-K filed on November 2, 2021).
10.5

Registration Rights Agreement dated as of November 1, 2021 among CBL & Associates Properties, Inc. and certain holders identified therein (filed as Exhibit 10.5 to CBL & Associates Properties, Inc. Current Report on Form 8-K filed on November 2, 2021).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: November 3, 2021

CBL & ASSOCIATES PROPERTIES, INC.

/s/ Farzana Khaleel
Farzana Khaleel
Executive Vice President -
Chief Financial Officer and Treasurer